Exhibit 10.1

DEFERRED BONUS AGREEMENT

FOR

SEKAR SUNDARARAJAN

WHEREAS, Hooker Furniture Corporation (the “Company”) and Sekar Sundararajan (the “Executive”) (collectively, the “Parties”) entered into an Employment Package Offer Letter on or about February 8, 2008 (the “Offer Letter”) and agreed upon a “Deferred Compensation Vesting Schedule” as described in Appendix 1 to the Offer Letter (the “Appendix”);

WHEREAS, the Offer Letter and Appendix constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) that is intended to comply with the requirements of Section 409A; and

WHEREAS, the Parties now wish to amend and restate the nonqualified deferred compensation plan described in the Offer Letter and Appendix to consolidate the plan into a single plan document and to add a claims procedure, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW, THEREFORE, BE IT RESOLVED, that the Parties do hereby agree that this Deferred Bonus Agreement (the “Agreement”), as set forth below, shall amend, restate, supersede and replace the Appendix and that portion of the Offer Letter that concerns the deferred bonus.

1.
Deferred Bonus Amounts.  The Executive shall be awarded a designated deferred bonus (each, a “Deferred Bonus Amount”) in the amount and at the date specified in the table below.  The vested portion of each Deferred Bonus Amount shall be paid to the Executive (or the Executive’s Beneficiary in the event of his death) on the Payment Date designated in the table below.

Fiscal Year	Deferred Bonus Amount	Award Date	Payment Date
2009	$50,000	February 8, 2008	January 31, 2010
2010	$50,000	February 1, 2009	January 30, 2011
2011	$50,000	January 31, 2010	January 29, 2012

2.
Vesting of Deferred Bonus Amounts.  The Executive shall be vested in 33.33% of each Deferred Bonus Amount on the date on which such amount is awarded.  The Executive shall be vested in 66.66% of each Deferred Bonus Amount if he remains continuously employed by the Company until the end of the first fiscal year in which the Deferred Bonus Amount was awarded.  The Executive shall vest in 100% of each Deferred Bonus Amount if he remains continuously employed by the Company from each respective Award Date through the corresponding Payment Date, as set forth in Section 1 above.

3.
Payment of Deferred Bonus Amounts.  The Company shall pay the Executive the vested portion the Executive’s Deferred Bonus Amounts within fifteen (15) business days following the designated Payment Date for that Deferred Bonus Amount, as specified in Section 1 above.

4.
Designation of Beneficiary.  The Executive may designate a Beneficiary to receive any benefits due under this Agreement upon the Executive's death.  Such designation must be made by executing a Beneficiary designation form provided by the Company.  The Executive may change a Beneficiary designation by executing a subsequent Beneficiary designation form.  A Beneficiary designation is not binding on the Company until the Beneficiary designation form is actually delivered to the Company.

5.
Other Benefits and Employment.  Nothing contained herein shall in any way limit the Executive’s right to participate in or benefit from any pension, retirement, severance, disability, or other employee benefit plan or arrangement under which he is or may become eligible for by reason of his employment with the Company.  No provision of this Agreement shall be construed as conferring upon the Executive the right to continue in the employ of the Company.

6.	Withholding. Notwithstanding any of the foregoing provisions hereof, the Company may withhold from payments to be made hereunder all applicable federal and state withholding taxes.

7.
Unfunded Arrangement.  There is no fund associated with this Agreement.  The Company shall be required to make payments only as benefits become due and payable. The Executive and his Beneficiary shall have no right, other than the right of an unsecured general creditor, against the Company in respect to the benefits payable, or which may be payable, to the Executive and his Beneficiary hereunder.  If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Agreement, the Executive and his Beneficiary shall have no right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable under this Agreement, and neither the Executive nor his Beneficiary shall have any right to receive any payment under this Agreement except as and to the extent expressly provided in this Agreement.

8.
No Assignment of Benefits.  Any benefits to which the Executive or his Beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, and any attempt to cause any such benefits to be so subjected shall not be recognized.  Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of the Executive or his Beneficiary.  This Agreement does not give the Executive any interest, lien or claim against any specific asset of the Company.

9.	Administration.

(a)
This Agreement shall be administered by the Company, which shall have the express discretionary authority to interpret the terms of this Agreement and to adopt such rules and regulations as it deems necessary to carry out the Agreement.  Subject to subsection (b) below, the Company's interpretation and construction of any provision of this Agreement shall be final and conclusive.

(b)	Claims Procedures.

(i)        Right to File a Claim.  The Executive or his Beneficiary (as described in Section 4 of this Agreement) is entitled to file a claim with respect to contributions, benefits or other aspects of the operation of this Agreement.  The claim is required to be in writing and must be made to the Company.
(ii)       Denial of Claim.  If the claim is denied by the Company, the claimant shall be notified in writing within ninety (90) days after receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time.  If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety (90) day period which explains the special circumstances requiring an extension of time and the day by which the Company expects to make its determination.  A written notice of denial of the claim shall contain the following information:

(A)	Specific reason or reasons for the denial,

(B)        Specific reference to the pertinent provisions of the Agreement on which the denial is based,

(C)       A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and

(D)       A description of the Agreement’s review procedures and the time limits applicable to the procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) ERISA following a denial upon review of the claim.

(iii)	Claims Review Procedure.

(A)       The Executive or his Beneficiary may request that the Company review the denial of the claim.  Such request must be made within sixty (60) days following the date the claimant received written notice of the denial of the claim.  The Company shall afford the claimant a full and fair review of the decision denying the claim and shall:

(1)         provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim, and

(2)         permit the claimant to submit written comments, documents, records and other information relating to the claim.

(B)       The decision on review by the Company shall be in writing and shall be issued within sixty (60) days following receipt of the request for review.  The period for decision may be extended to a date not later than 120 days after such receipt if the Company determines that special circumstances require extension.  If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial 60-day period which explains the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review.  The decision on review shall include:

(1)         Specific reason or reasons for the adverse determination,

(2)         references to the specific provisions in the Agreement on which the determination is based,

(3)         a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim, and

(4)         a statement of the claimant’s right to bring an action under Section 502(c) of ERISA.

(iv)      Authorized Representative:  Any action required or authorized to be taken by the claimant pursuant to this Section 1 may be taken by a representative authorized in writing by the claimant to represent the claimant.

10.
Amendment or Termination.   This Agreement may be amended or revoked at any time in whole or in part by the mutual written agreement of the Executive and the Company subject to the provisions of Section 15 presented below.

11.
Successors.  In the event of the dissolution, merger, consolidation or reorganization of the Company, the successor to all or a major portion of the Company’s assets shall continue this Agreement, and the successor shall have all of the powers, duties and responsibilities of the Foundation under this Agreement.

12.
Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of the Commonwealth of Virginia, except to the extent preempted by applicable federal law, and without regard to the conflicts of laws or provisions of any jurisdiction.

13.
Construction.  For construction, the singular and plural include each other where the meaning would be appropriate.  The headings in this Agreement have been inserted for convenience of reference only and are to be ignored in any construction of the provisions. If a provision of this Agreement is not valid, that invalidity shall not affect any other provisions of this Agreement.

14.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.
Code Section 409A.  It is intended that this Agreement comply with Section 409A and any regulations, guidance and transition rules issued thereunder, and the Agreement shall be interpreted and operated consistently with that intent.  If the Company shall determine that any provisions of this Agreement do not comply with the requirements of Section 409A, the Company shall have the authority to amend the Agreement to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A.  The Company shall also have the express discretionary authority to take such other actions as may be permissible to correct any failures to comply with Section 409A.

16.
No Effect on Offer Letter.  This Agreement shall exclusively govern the terms of the deferred bonus and shall have no effect any other terms of the Executive’s employment contained in the Offer Letter.  Such other terms shall remain in full force and effect.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 10th day of June 2009.

HOOKER FURNITURE CORPORATE

/s/ E. Larry Ryder
E. Larry Ryder,
Executive Vice President – Finance and
Administration

EMPLOYEE

/s/ Sekar Sundararajan
Sekar Sundararajan